As filed with the Securities and Exchange Commission
                               on July 11, 1997
__________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              FONAR CORPORATION
__________________________________________________________________
            (Exact name of registrant as specified in its charter)

   Delaware                 3845                  11-2464137
(State or other        (Primary Standard       (I.R.S. Employer
jurisdiction of        Industrial Class-       Identification No.)
incorporation or       ification Code
organization)          Number)

                               110 Marcus Drive
                           Melville, New York 11747
                                (516) 694-2929
      __________________________________________________________________
                 (Address, including zip code, and telephone
             number of registrant's principal executive offices)

                          Raymond V. Damadian, M.D.
                              FONAR CORPORATION
                               110 Marcus Drive
                           Melville, New York 11747
                                (516) 694-2929
       __________________________________________________________________
               Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                 Please send copies of all communications to:

                             Henry T. Meyer, Esq.
                              FONAR Corporation
                               110 Marcus Drive
                           Melville, New York 11747
                                (516) 694-2929

                          _________________________

       Approximate date of commencement of proposed sale to the public:

           As soon as practicable after the effective date of this
                            Registration Statement

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


                       CALCULATION OF REGISTRATION FEE

Title of each        Amt. to be  Proposed   Proposed   Amount of
class of securities  registered  maximum    maximum   registration
to be registered                 offering   aggregate  fee
                                 price per  offering
                                 unit*      price
------------------------------------------------------------------
Warrants to purchase
Common Stock, $.0001
par value per share  4,909,767     -           -     None pursuant
                                                     to Rule 457
------------------------------------------------------------------
Common Stock,
$.0001 par value     4,909,767   $2.91     $14,287,422  $4,926.70
per share underlying
the warrants
------------------------------------------------------------------
Total . . . . . . .      -       $2.91     $14,287,422  $4,926.70
------------------------------------------------------------------

    *Pursuant to Rule 457, subsections (h) and (c)
           Specified Date:  July 9, 1997

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.



PROSPECTUS

                              FONAR CORPORATION

                              4,909,767 Warrants

                       4,909,767 Shares of Common Stock


              This Prospectus relates to 4,909,767 Warrants being issued by Fonar Corporation (the "Company" or "Fonar"), and the 4,909,767 shares of the Common Stock of Fonar underlying the Warrants. Each Warrant will entitle the holder thereof to purchase one share of Common Stock at a price equal to the per share closing price of Fonar's Common Stock on the date of issuance of the Warrants, for an exercise period commencing on November 29, 1997 and ending on May 28, 2002. The Warrants will be transferable.

              The shares issuable to the Warrantholders pursuant to the exercise of the Warrants may be sold by them from time to time at market prices through such broker-dealers as they may select.

              FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS."

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The Company expects to pay expenses of this offering of approximately $25,000.

              On July 9, 1997, the closing price for the Common Stock of the Company (Symbol: FONR) was $2.91 per share, as reported by NASDAQ.

              The date of this Prospectus is July 11, 1997.

              No person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.


                            AVAILABLE INFORMATION

              FONAR Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FONAR Corporation can be inspected and copies obtained at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

              FONAR Corporation has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. Statements contained in this Prospectus concerning the provisions of documents included as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

              Where any document or part thereof is incorporated by reference in this Prospectus, the Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits unless the exhibits are specifically incorporated by reference). Requests for copies should be directed to the Company at 110 Marcus Drive, Melville, New York 11747, Attention Stockholder Relations Department. The telephone number is (516) 694-2929.


                             SUMMARY INFORMATION

              FONAR Corporation (the "Company" or "FONAR") designs, manufactures and markets magnetic resonance imaging ("MRI") scanners which utilize non-superconductive magnet technology for the detection and diagnosis of human disease. The Company's address is 110 Marcus Drive, Melville, New York 11747 and its telephone number there is (516) 694-2929.

              Effective June 30, 1997, the Company's wholly-owned subsidiary, U.S. Health Management Corporation, acquired the business and assets of a group of interrelated companies engaged in the business of managing three diagnostic imaging and one physical rehabilitation center in New York. In making this acquisition, the Company has expanded into the physician practice management (PPM) business.

              The Warrants are being issued pursuant to the terms of the Stipulation of Settlement (the "Settlement") in the case of Rubenstein v. Damadian et al. and Fonar (C.A. No. 14378), a stockholder derivative action and class action commenced in 1995 in the Delaware Court of Chancery in and for New Castle County. The effective date of the Settlement was May 29, 1997.

              As part of the settlement, the Company agreed to issue the Warrants to holders of the Common Stock of the Company as of October 20, 1995, on the basis of one Warrant for every eight shares of Common Stock outstanding on said date, within 60 days of the effective date of the Settlement. The exercise price for the underlying Common Stock will be the closing price for Fonar Common Stock on the date of issuance.

              The Warrants will be exercisable for the period from November 29, 1997 through May 28, 2002.

              The Company will apply to list the Warrants and the underlying Common Stock for trading on the NASDAQ System.

              The Warrantholders will have the right to transfer the Warrants and to sell the underlying Common Stock received on the exercise of the Warrants at market prices at such times and through such broker-dealers as the Warrantholders may elect. (See "Plan of Distribution.")


NASDAQ Symbol . . . . . . . FONR

Risk Factors  . . . . . . . Certain risk factors concerning the
                            Company should be considered carefully
                            before deciding whether to purchase
                            the shares offered.  See "RISK
                            FACTORS."


Use of Proceeds . . . . . . If all the Warrants are exercised, the Company will receive net proceeds, after the deduction of the estimated expenses of this offering ($25,000), of approximately $14,262,422 from the Warrantholders. Commissions on the sale of the Warrants or the underlying Common Stock by the Warrantholders will be as agreed upon and paid by the Warrantholders. The Company will not receive any proceeds from the sale of Common Stock or Warrants by the Warrantholders.

              This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.


                                 RISK FACTORS

              Investment in the Company is highly speculative and subject to numerous and substantial risks. Therefore, prospective purchasers should carefully consider the risks associated with the business of the Company and the purchase of the Shares, including the risk factors discussed below.

              1. Financial Risks. For the fiscal years ended June 30, 1996 and June 30, 1995, the Company experienced net losses of $3.38 million and $1.76 million respectively and net operating losses of $8.9 million and $6.4
million respectively.    For the nine months ended March 31, 1997, the Company
experienced net income of $369,000 but an operating loss of $9.5 million. On July 2, 1997, however, the Company received $128.7 million from General Electric Company (net $77.2 million after attorneys' fees and expenses) in payment of the judgment rendered against General Electric Company for infringement of the Company's original MRI (Cancer Detection) patent and Multi-Angle Oblique (MAO) patent (Fonar Corporation et ano. v. General Electric Company et ano., 92-CV-4196 (LDW), U.S. District Court for the Eastern District of New York). The payment by General Electric Company of the judgment followed the denial of its application for a stay by the U.S. Court of Appeals for the Federal Circuit and Chief Justice Rehnquist of the U.S. Supreme Court. The payment of the judgment, however, does not preclude General Electric Company from petitioning the Supreme Court to hear the case. Although the Company regards the possibility as remote, there is a risk that the Supreme Court may elect to hear the case and then decide the case adversely to the Company. The Company believes that it will be able to reverse its operating losses with the cash infusion from its patent litigation, the introduction into the marketplace of its new Quad 7000 and Quad 12000 MRI scanners, continuation of its cost containment programs, restructuring and liquidation of its interest bearing debt and sales of upgrades and service to its existing customer base.

              2. Reliance on New Products. The Company's principal products are its new "Quad" series of MRI scanners, which were approved for sale by the United States Food and Drug Administration (the "FDA") in 1995. The Quad 7000 MRI scanner received FDA approval in April, 1995, and the Quad 12000 received FDA approval in November, 1995. The Quad scanners are unique in that four sides are open, thus allowing access to the scanning area from four vantage points. With the Quad 12000, the Company has introduced the first open high field MRI scanner in the industry. Although the Company believes its new products are responsive to the demands of the market place, there can be no assurance as to the future market acceptance of the Quad scanners.

              3. Dependence Upon Services of Dr. Damadian. The Company's success is greatly dependent upon the continued participation of Dr. Raymond
V. Damadian, its founder, Chairman of the Board and President. Loss of the services of Dr. Damadian would have a material adverse effect upon the development of the Company's business. The Company does not currently carry "key man" life insurance on Dr. Damadian.


              4. Competition and Obsolescence. The medical equipment industry is highly competitive and characterized by rapidly changing technology and extensive research. Numerous companies, many of which have substantially greater financial resources than those available to the Company, engage in the marketing of magnetic resonance imaging scanners which compete with the Company's scanners. Competitors include large, multinational companies or their affiliates such as General Electric Company, Siemens A.G., Picker International, Elscint Ltd., Philips N.V., Toshiba Corporation, Hitachi Corporation and Shimadzu Corporation. In addition, there can be no assurance that the Company's products will not be rendered obsolete by future products employing technologies superior to those utilized by the Company.

              5. Dilution. The Warrantholders and subsequent purchasers of the shares of Common Stock being offered hereby will sustain an immediate and substantial dilution in that the net tangible book value of the shares will be significantly lower than the exercise and offering prices. In the event that all the Warrants are exercised, the pro-forma net tangible book value of the Company retroactively adjusted to March 31, 1997 is approximately $0.96 per share, or approximately $1.95 less than the purchase price (assumed to be the market price of Fonar Common Stock as of July 9, 1997) of $2.91 per share.
The actual dilution experienced by the purchasers of the shares will depend on the actual sales prices and the Company's actual net tangible assets at the time of sale. (See "Dilution.")

              6. Control of the Company. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Dr. Raymond V. Damadian, the President, Chairman of the Board and principal stockholder of the Company, will continue to be in control of the Company and be in a position to elect all of the directors of the Company.


                                   DILUTION

              The net tangible book value of the Company's Common Stock at March 31, 1997 was $0.88 per share. "Net tangible book value per share" represents the amount of the Company's tangible assets less the amount of its liabilities, divided by the number of shares outstanding. Assuming that all of the Warrants are exercised, the pro-forma net tangible book value (retroactively adjusted to March 31, 1997) will be increased to $0.96 per share, assuming on exercise price under the Warrants equal to the closing price for the Common Stock on July 9, 1997 ($2.91 per share). The Company will not receive any proceeds, however, from sales of the underlying Common Stock by the Warrantholders.

              For the purposes hereof, the pro-forma net tangible book value of the Company's Common Stock has been retroactively adjusted to March 31, 1997 to reflect the exercise of the Warrants. It has not been adjusted to take account of any other events since March 31, 1997.

              Warrantholders and subsequent purchasers of the Common Stock issuable upon the exercise of the Warrants will experience an immediate dilution of $1.95 per share. "Dilution per share" represents the difference between the price per share of Common Stock paid by the purchasers less the pro-forma net tangible book value of the Common Stock.

              The following table illustrates the above described per share dilution:

Public     Net Tangible    Net Tangible    Dilution    Gain For
Offering    Book Value      Book Value     For New      Existing
Price     Before Offering  After Offering  Investors  Shareholders
------------------------------------------------------------------
$2.91         $0.88           $0.96         $1.95       $0.08
------------------------------------------------------------------

              For the purpose of illustration, the closing price for the Company's Common Stock on July 9, 1997, as reported on the NASDAQ System, is being utilized. The actual dilution experienced by purchasers of the Common Stock offered hereby will vary depending on the actual sales prices and the Company's actual net tangible assets at the times of the sales.


                               USE OF PROCEEDS

              If all of the Warrants are exercised, the net proceeds to the Company, after deduction of the estimated expenses of $25,000 of this offering, will be $14,262,422, assuming an exercise price under the Warrants of $2.91 per share (the closing price for Fonar Common Stock on July 9, 1997). There is no assurance, however, as to the timing of the exercise of the Warrants or to the number of Warrants which may be exercised. The Company contemplates utilizing the proceeds from the exercise of the Warrants for the following purposes:

              1.  Manufacturing, Raw Materials, Parts and
      Supplies.

              2.  Marketing, Advertising, Sales and Promotion.

              3.  Research and Development.

              4.  Payment of Debt.

              5.  Administrative Expenses.

              6.  Working Capital.

              The specific amounts to be applied to the different categories of expenditures will be determined by Management depending on the Company's financial requirements and alternative financial resources at such time or times as any proceeds from the exercise of the Warrants is received. Further, since the amount of proceeds and timing of the receipt of any such proceeds is uncertain, Management will review and reserves the right to change the foregoing categories of expenditures in view of then current conditions and business opportunities.


                       DETERMINATION OF OFFERING PRICE

              Pursuant to the terms of the Settlement, the exercise price under the Warrants will be equal to the closing price for Fonar Common Stock on the date of the issuance of the Warrants. Warrantholders may sell any Warrants or any shares acquired by them upon the exercise of the Warrants from time to time at market prices, and as such, the prices will fluctuate.







                      DESCRIPTION OF FONAR'S SECURITIES

              The following table shows the shares of FONAR's securities authorized and outstanding as of March 31, 1997:

CLASS                     AUTHORIZED       ISSUED AND OUTSTANDING

Common Stock,
par value $.0001
per share                 60,000,000            47,643,871

Class B Common Stock,
par value $.0001
per share                  4,000,000            5,411

Class C Common Stock,
par value $.0001
per share                 10,000,000            9,562,824

Class A Non-voting
Preferred Stock, par
value $.0001 per share     8,000,000            7,855,627

Preferred Stock, par
value $.001 per share     10,000,000               0


Voting Rights

         The Class C Common Stock has 25 votes per share, the Class B Common Stock has 10 votes per share and the Common Stock has one vote per share in the election of directors and on all other matters upon which stockholders are entitled to vote. All three classes will vote together except where otherwise required by law. The Class A Non-voting Preferred Stock does not have voting rights except as required under the Delaware General Corporation Law.

Cash Dividends

         With respect to any discretionary cash dividends which may be declared by the Board of Directors on the Company's stock, a share of the Common Stock is entitled to a cash dividend 20% higher than the cash dividend on a share of the Class B Common Stock, as and when any cash dividends may be declared. A share of the Class C Common Stock is entitled to one-third (1/3) of the dividend declared on a share of the Class B Common Stock. The Class A Non-voting Preferred is entitled to the same discretionary cash dividends as the Common Stock.

Special Dividend on Common Stock

         The Common Stock, but not the Class B Common Stock, the Class C Common Stock, or the Class A Non-voting Preferred Stock, is entitled to a dividend equal to a percentage of the amount of any cash award (in the form of damages, royalties or otherwise) collected by the Company in connection with enforcement by the Company of United States Patent No. 3,789,832 as follows:
3 1/4% of the first $10 million of any such cash award collected by the Company, 4 1/2/% of the next $20 million of any such cash award collected by the Company and 5 1/2% of the amount of any such cash award in excess of $30 million collected by the Company. This patent, which was issued to the Presi dent of the Company, Dr. Raymond V. Damadian, in 1974 and subsequently exclusively licensed by him to the Company, expired in February 1992. Damages for infringements occurring before its expiration, however, are still recoverable.

Special Dividends on Class A Non-voting Preferred Stock

         The Class A Non-voting Preferred Stock is entitled to a dividend equal to a percentage of any award or settlement collected by the Company in connection with the enforcement of five of its patents in certain patent lawsuits, less the special dividend payable on the Common Stock with respect to U.S. Patent No. 3,789,832 as follows: 3 1/4% of the first $10 million of any such cash awards or settlements collected by the Company, 4 1/2% of the next $20 million of any such cash awards or settlements collected by the Company and 5 1/2% of the amount of any such cash awards or settlements in excess of $30 million collected by the Company. The five patents are as follows: Apparatus and Method for Detecting Cancer in Tissue, 2/5/74 U.S. Patent No. 3,789,832; Apparatus Including Permanent Magnet Configuration, 6/23/87, U.S. Patent No. 4,675,609; Apparatus and Method for Multiple Angle Oblique MRI, 10/3/89, U.S. Patent No. 4,871,966; Solenoidal Surface Coils for Magnetic Resonance Imaging, 12/12/89, U.S. Patent No. 4,887,038; and Eddy Current Control in Magnetic Resonance Imaging, 10/29/91, U.S. Patent No. 5061897. The patent lawsuits covered include Fonar Corporation et ano v. General Electric Company et ano (92-CV-4196 (LDW)) in the Federal District Court for the Eastern District of New York and each patent litigation commenced thereafter up through October 29, 1997.

         The Board of Directors has reserved the right (but would not be obligated) to expand the dividend to which the Class A Non-voting Preferred Stock is entitled, to cover additional patents, additional lawsuits, or both and to increase the percentage of any awards or settlements received in any lawsuits which would be payable as a dividend.

         In addition, the Board of Directors is authorized, in its discretion, to declare cash dividends from time to time solely on the Class A Non-voting Preferred Stock or to fix such further dividend rights for the Class A Non-voting Preferred Stock as it may determine, in its sole discretion.

Other Dividends and Distributions

         With respect to dividends and distributions other than cash dividends and all other rights (other than voting rights), shares of the Common Stock, the Class B Common Stock and Class A Non-voting Preferred Stock rank equally and have the same rights, including rights in liquidation. A share of the Class C Common Stock has one-third (1/3) of such rights.

Conversion

         Shares of Class B Common Stock are convertible into Common Stock on a share for share basis. Shares of Class C Common Stock are convertible into Common Stock on a three for one basis. Shares of Class A Non-voting Preferred Stock and shares of Common Stock are not convertible.

Preemptive Rights and Cumulative Voting

         Under the Company's Certificate of Incorporation, stockholders have no preemptive rights to subscribe for new shares on a proportionate basis. The Company's Certificate of Incorporation does not provide for cumulative voting.



Preferred Stock

              No shares of the Company's $.001 par value Preferred Stock have been issued or are presently planned to be issued. Shares of the $.001 par value Preferred Stock would have such voting powers and other designations, preferences, rights and qualifications as the Board of Directors would establish.

Warrants

              The Warrants are being issued pursuant to a Stipulation of Settlement (the "Settlement") reached in the case of Rubenstein v. Damadian et al. and Fonar (C.A. No. 14378), a stockholder derivative action and class action brought in the Delaware Court of Chancery (New Castle County) in 1995. The effective date of the settlement was May 29, 1997. Pursuant to the terms of the Settlement, the Warrants are to be issued within 60 days of the effective date of the Settlement. The Warrants are to be issued to the holders of Fonar Common Stock as of October 20, 1995 on the basis of one Warrant for every eight shares of Common Stock outstanding on said date.

              The exercise price for the underlying Common Stock will be the closing price for Fonar Common Stock on the date of the issuance of the Warrants. The exercise price of the Warrants shall be reduced by any special dividend paid on the Common Stock with respect to enforcement by the Company of U.S. Patent No. 3,789,832 (See "Special Dividend on Common Stock").

              Each Warrant will entitle the holder to purchase one share of the Common Stock of Fonar, at the exercise price as determined above, for the period from November 29, 1997 through May 28, 2002 (6 months from the effective date of the Settlement to five years after the effective date of the Settlement). Any Warrants not exercised during the exercise period will expire. The Warrants are not subject to redemption by the Company.

              The holders of the Warrants will not have any of the rights of stockholders of the Company, including, without limitation, liquidation rights, voting rights or dividend rights. The exercise price of the Warrants will be subject to appropriate anit-dilution adjustment to protect against stock dividends, stock splits, mergers, recapitalizations, reorganizations or partial or complete liquidations.

              There is no obligation on the part of the Warrantholders to purchase the underlying Common Stock. Therefore, the Company will receive no additional proceeds if the Warrants are not exercised.


              The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the terms of the Warrants, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

Transfer Agent and Registrar

              American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215 is the transfer agent and registrar for the Warrants and the Company's Common Stock, Class B Common Stock, Class C Common Stock and Class A Non-voting Preferred Stock.




                               MATERIAL CHANGES


Acquisition of New Business


              Effective June 30, 1997, the Company's wholly-owned subsidiary, U.S. Health Management Corporation ("HMC") acquired the business and assets of a group of interrelated companies (the "Acquired Companies") engaged in the business of managing three diagnostic imaging centers and one physical rehabilitation center in the Bronx, Westchester and Putnam counties in New York (the "Centers"). The transaction was effectuated through a merger between HMCM Inc., a wholly-owned subsidiary of HMC formed for the purpose of engaging in the transaction, and Affordable Diagnostics, Inc. ("Affordable"), one of the Acquired Companies, which immediately prior to the merger had acquired the assets and assumed the liabilities of the other Acquired Companies (Bronx Diagnostic Imaging, LLC, Yonkers Diagnostic Imaging, LLC, N.E. Medical Billing Services, Inc. and Magnetic Connections).

              The Acquired Companies provide to the Centers management services, office space, diagnostic imaging equipment and other equipment, repair and maintenance service for the equipment and clerical and other non-medical personnel.

              The services provided at the Centers include MRI scans, CAT scans, x-rays, physical rehabilitation and in connection with physical rehabilitation, ultrasound and SSEP/EMG electromygographic diagnostics. The four centers are located in Brewster, New York (MRI), Yonkers, New York (MRI and X-Ray), the Bronx, New York (MRI and CAT scanning) and Riverdale, New York (physical rehabilitation). The assets acquired through the merger include the three MRI scanners, one CAT scanner, one X-Ray machine, rehabilitation equipment and ultrasound and electromygographic machines, which are leased to and used at the Centers.

Consideration

              Pursuant to the terms of the merger and related supplemental and consulting agreements (the "Merger Agreements") effecting the merger, the former shareholders of Affordable have received, in the aggregate, 2,740,000 shares of the Common Stock of Fonar. At the request of the Affordable shareholders, the shares were issued to their partnership, Fanavle Partnership, which is the Selling Stockholder hereunder. The shares are being held in escrow for the principal purpose of implementing the volume limitations on sales agreed to by the parties in the Merger Agreements. In addition to the sales volume limitations, however, 375,000 of the shares will be held for seven months as security for the representations, warranties and indemnifications made to HMC and HMCM Inc. under the Merger Agreements. Accordingly, said shares will not be able to be sold for at least the duration of the seven month period. Furthermore, the issuance of 576,000 of the shares was made contingent upon the financial performance of the business acquired during the 12-month period from July 1, 1997 through June 30, 1998.

Contingencies

              In the event that either the average monthly cash receipts or average monthly net revenue generated by the assets and the businesses acquired over said 12-month period ("Average Monthly Performance") is $375,000 or less, all of the contingent shares will be returned to HMCM Inc. In the event that the Average Monthly Performance for both cash receipts and net revenue is $400,000 or more, none of the contingent shares will be returned. The following chart shows the number of contingent shares which will be returned to HMCM Inc. at different levels of Average Monthly Performance between $375,000 and $400,000. Where the Average Monthly Performance numbers for net revenue and cash receipts are different, the lesser number will be determinative of the number of contingent shares to be returned to HMCM Inc.

  Average Monthly Performance      Number of Shares to be Returned

  $375,001 - $377,500                        480,000
  $377,501 - $380,000                        432,000
  $380,001 - $382,500                        384,000
  $382,501 - $385,000                        336,000
  $385,001 - $387,500                        288,000
  $387,501 - $390,000                        240,000
  $390,001 - $392,500                        192,000
  $392,501 - $395,000                        144,000
  $395,001 - $399,999                         96,000


Limitations on Resale of Shares

              All of the shares in escrow are subject to sales volume limitations. The number of shares which can be sold on any day is limited to the lesser of 15,000 shares or fifteen percent (15%) of the trading volume (as reported on the NASDAQ System) of Fonar's Common Stock on the previous trading day. In the event, however, that the trading volume for Fonar Common Stock reaches 500,000 shares on any trading day, then for that day the aggregate number of shares which may be sold will be increased to 60,000 shares. The net proceeds of any sale (net of commissions and fees) will be released from escrow to Fanavle Partnership.

U.S. Health Management Corporation's Reasons for Acquisitions

              HMC was formed in March 1997 as a subsidiary by the Company in order to enable the Company to expand into the physician practice management
(PPM) business. The shares of Fonar Common Stock issued in the merger were provided to HMC and HMCM Inc. by Fonar for the purpose of enabling the companies to engage in the transaction. The Company views the acquisition of Affordable and the other Acquired Companies as a decisive first step into this new line of business.


                             PLAN OF DISTRIBUTION

              The Warrants and shares issuable to the Warrantholders pursuant to the exercise of the Warrants, may be sold by the Warrantholders through broker-dealers from time to time at market prices. Commissions and other fees in connection with the sale will be agreed upon and paid by the Warrantholders. The Company will receive no proceeds from any sales of the Warrants or underlying Common Stock by the Warrantholders.


                             VALIDITY OF ISSUANCE


              The validity of the shares being offered hereby will be passed upon by Henry T. Meyer, Esq., 110 Marcus Drive, Melville, New York 11747. Mr. Meyer is the Company's General Counsel.


                                   EXPERTS


              The financial statements and supplemental schedules contained in the Company's latest annual report on Form 10-K , incorporated by reference into this Prospectus, has been examined by Tabb Conigliaro & McGann, to the extent set forth in their report. Such financial statements and schedules were included therein in reliance upon their reports, given on their authority as experts in accounting and auditing.


                               INDEMNIFICATION

              The Delaware General Corporation Law and the Company's by-laws provide for the indemnification of an officer or director under certain circumstances against reasonable expenses incurred in connection with the defense of any action brought against him by reason of his being a director or officer. In addition, pursuant to such underwriting agreements, if any, which the Company may enter into with any underwriters, the Company may be required to agree to indemnify the underwriter against any costs or liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"), incurred by the underwriters and their controlling persons by reason of material misstatements or omissions in the Registration Statement and Prospectus, except where made in reliance upon information furnished in writing by the underwriter for use in connection with the preparation thereof, with respect to which the underwriter may agree to indemnify the Company. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                          INCORPORATION BY REFERENCE

              The following documents are incorporated by reference into this
Prospectus:

              1. The Company's latest annual report on Form 10-K, for the fiscal year ended June 30, 1996.

              2. The Company's latest quarterly report on Form 10-Q, for the fiscal quarter ended March 31, 1997.

              3. The description of the Company's Common Stock contained in its registration statement on Form 8-a under Section 12 of the Securities Exchange Act of 1934, as amended.

              4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.









                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

              The following statement sets forth all expenses in connection with the issuance and distribution of the securities being registered, other than broker/dealer commissions.

    SEC registration filing fee            $2,348.07

    NASD filing fee                        $2,340.00

    Blue Sky fees and expenses             $2,500.00*

    Printing and Engraving                 $15,000.00*

    Miscellaneous                          $2,811.93*

                     TOTAL                $25,000.00*

* Estimated

Item 14.  Indemnification of Directors and Officers

              Article Eighth of the Certificate of Incorporation, as amended, of FONAR Corporation provides as follows:

              The personal liability of directors to the Corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors is eliminated, provided however, that this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

              Article V of the By-Laws of FONAR Corporation generally provides for indemnification of its officers and directors to the full extent permitted by Delaware Corporation Law.

              Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and employees of the Company under certain conditions and subject to certain limitations.

Item 15.  Recent Sales of Unregistered Securities

              None.

Item 16.  Exhibits and Financial Statement Schedules

Exhibits

    2.1 Merger Agreement and Supplemental Agreement dated June 17, 1997 and Letter of Amendment dated June 27, 1997. See Exhibits.

    4.1  Specimen Common Stock Certificate incorporated herein by reference to
Exhibit 4.1 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

    4.2 Article Fourth of the Certificate of Incorporation, as amended, of the Company incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

    4.3  Form of Warrant.  See Exhibits.

    5.  Opinion of Counsel  re:  Legality.  See Exhibits.

    23.1 Consent of Tabb, Conigliaro & McGann, P.C., Certified Public Accounts. See Exhibits.

    23.2  (Consent of Counsel is included in Exhibit 5).

Financial Statement Schedules

              None.

Item 17.  Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       FONAR CORPORATION

Dated:  July 11, 1997

                                  By: /s/ Raymond V. Damadian
                                      Raymond V. Damadian,
                                      President

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    Signature               Title               Date

/s/ Raymond V. Damadian Chairman of the      July 11, 1997
Raymond V. Damadian       Board of Directors,
                          President and a
                          Director (Principal
                          Executive Officer)

/s/ Claudette J.V. Chan   Director           July 11, 1997
Claudette J.V. Chan


/s/ Robert J. Janoff      Director           July 11, 1997
Robert J. Janoff


/s/ Herbert Maisel        Director           July 11, 1997
Herbert Maisel